Exhibit 99.1

Date:	July 28, 2016
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

- Sales increased 12% for the quarter and full year sales and profit guidance increased -

- New $50 million production facility in Iowa completed and in operation -

- Conference call at 8:30 a.m. ET on July 28, 2016 -

East Rutherford, NJ – July 28, 2016 – Cambrex Corporation (NYSE: CBM) reports results for the second quarter ended June 30, 2016.

Highlights

-	Sales increased 12% (11% excluding the impact of foreign currency) to $119.1 million compared to $106.4 million in the same quarter last year.

-	GAAP Diluted EPS from continuing operations was $0.63 compared to $0.60 in the same quarter last year and Adjusted Diluted EPS was $0.68 compared to $0.63 in the same quarter last year.

-	Adjusted EBITDA increased 6% to $36.7 million compared to $34.6 million in the same quarter last year (see table at the end of this release).

-	Net cash was $52.5 million at the end of the second quarter, a decrease of $33.1 million during the quarter.

-	The Company closed on a new five-year $500 million Senior Revolving Credit Facility that provides significant flexibility to execute its growth strategy.

-

The Company increased its financial guidance for full year sales and Adjusted EBITDA. The Company expects full year 2016 sales, excluding the impact of foreign currency, to increase between 10% and 13% compared to 2015. The Company expects Adjusted EBITDA to be between $144 and $149 million, a 12% to 16% increase compared to 2015 (see Financial Expectations section below).

“We are very pleased with our second quarter and year to date results. Sales growth and profit margins year to date are in line with our outlook coming into the year and we expect continued strong growth in the second half of 2016,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex. “We saw growth across all product categories and we were also awarded two new late stage projects, demonstrating that we continue to be favorably positioned to take advantage of positive market dynamics. Our first half results, coupled with our visibility into the rest of the year, provide the basis for our increased financial guidance.

“Earlier this month we announced the completion and validation of our $50 million state-of-the-art production and warehousing expansion at our Charles City, Iowa facility. As overall industry trends remain favorable, we will continue to invest aggressively to increase our small and large scale capabilities.”

Basis of Reporting

The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Second Quarter 2016 Operating Results – Continuing Operations

Sales were $119.1 million, compared to $106.4 million in the same period last year, representing a 12% increase. Foreign exchange favorably impacted reported sales growth by 1%. The sales increase primarily reflects higher volumes in all of our product categories, partially offset by lower pricing.

Gross margins decreased to 41% from 43% compared to the same quarter last year. The decrease was primarily due to lower pricing and higher inventory reserves, including higher reprocessing costs, partially offset by favorable product mix. Foreign currency had a negligible impact on gross margins in the second quarter of 2016.

Selling, general and administrative expenses were $13.6 million, compared to $14.1 million in the same quarter last year. The decrease was mainly due to lower bonus, recruiting and relocation expenses, partially offset by increased personnel costs and sales and marketing expenses.

Research and development expenses were $4.1 million, compared to $2.7 million in the same quarter last year. The increase is primarily related to increased personnel costs and costs to develop new generic drug products.

Operating profit increased to $30.8 million from $29.2 million in the same quarter last year. The increase in operating profit was primarily the result of higher gross profit, partially offset by higher research and development and sales and marketing expenses. Adjusted EBITDA was $36.7 million compared to $34.6 million in the same quarter last year.

Income tax expense was $9.8 million resulting in an effective tax rate of 32% compared to expense of $9.5 million and an effective tax rate of 33% in the same quarter last year.

Income from continuing operations was $20.8 million or $0.63 per share compared to $19.5 million or $0.60 per share in the same quarter last year. Adjusted income from continuing operations was $22.3 million or $0.68 per share, compared to $20.5 million or $0.63 per share in the same quarter last year (see table at the end of this release).

Capital expenditures and depreciation were $9.9 million and $5.5 million, respectively, compared to $14.5 million and $5.2 million, respectively, in the same quarter last year.

The decrease in net cash of $33.1 million during the quarter was primarily due to the timing of accounts receivable collections, increased inventory production and capital spending.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2016 financial performance versus its expectations from the previous quarter:

	Current Expectations			Previous Expectations

Gross sales increase	10%	-	13	8%	-	12%

Adjusted EBITDA (in millions)	$144	-	$149	$142	-	$148

Adjusted income from continuing operations per share	$2.49	-	$2.61	$2.46	-	$2.58

Free cash flow (in millions)	$60	-	$70	$60	-	$70

Capital expenditures (in millions)	$70	-	$75	$70	-	$75

Depreciation (in millions)	$25	-	$27	$26	-	$28

Effective tax rate	32%	-	34%	32%	-	34%

Consistent with prior guidance for the full year 2016, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and any charges related to any future sale of the Company’s Zenara business located in Hyderabad, India. Sales expectations exclude the impact of foreign exchange. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2016 will be computed on a basis consistent with the reconciliation of the second quarter 2016 financial results in the tables at the end of this release. Free cash flow is defined as the change in debt, net of cash during the year. The tax rate will be sensitive to the Company’s geographic mix of income.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s second quarter 2016 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s second quarter 2016 results will begin at 8:30 a.m. Eastern Time on July 28, 2016 and can be accessed by calling 1-844-244-1943 for domestic and +1-513-988-8630 for international. Please use the passcode 56378506 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through August 4, 2016 by calling 1-855-859-2056 for domestic and +1-404-537-3406 for international. Please use the passcode 56378506 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to our President and Chief Executive Officer in this document. These and other forward looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, loss on disposition of assets, the Company’s ability to dispose of Zenara assets held for sale, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the Forward-Looking Statement sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are non-GAAP financial measures. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions, restructuring activities and charges related to any future sale or closure of the Company’s Zenara business located in Hyderabad, India. Adjusted Income from Continuing Operations is calculated in a manner consistent with that shown in the table at the end of this release. Other companies may have different definitions of EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations should not be considered alternatives to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes EBITDA, Adjusted EBITDA and Adjusted Income from Continuing Operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended June 30, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$119,054		$106,379
Commissions, Allowances and Rebates	833		365
Net Sales	118,221		106,014

Other Revenue	417		621

Net Revenues	118,638		106,635

Cost of Goods Sold	70,081	58.9%	60,690	57.1%

Gross Profit	48,557	40.8%	45,945	43.2%

Operating Expenses:
Selling, General and Administrative Expenses	13,607	11.4%	14,078	13.2%
Research and Development Expenses	4,125	3.5%	2,703	2.5%
Total Operating Expenses	17,732	14.9%	16,781	15.8%

Operating Profit	30,825	25.9%	29,164	27.4%

Other Expenses/(Income):
Interest Expense, Net	46		474
Other Expenses/(Income), Net	180		(232)

Income Before Income Taxes	30,599	25.7%	28,922	27.2%

Provision for Income Taxes	9,789		9,472

Income from Continuing Operations	$20,810	17.5%	$19,450	18.3%

(Loss)/Income from Discontinued Operations, Net of Tax	(316)		213

Net Income	$20,494	17.2%	$19,663	18.5%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.65		$0.62
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.01
Net Income	$0.64		$0.63

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.63		$0.60
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.01
Net Income	$0.62		$0.61

Weighted Average Shares Outstanding
Basic	32,063		31,344
Diluted	32,926		32,440

CAMBREX CORPORATION
Statements of Profit and Loss
For the Six Months Ended June 30, 2016 and 2015
(in thousands, except per-share data)

	2016		2015
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$212,989		$184,563
Commissions, Allowances and Rebates	1,336		816
Net Sales	211,653		183,747

Other Revenue	1,726		413

Net Revenues	213,379		184,160

Cost of Goods Sold	125,923	59.1%	109,136	59.1%

Gross Profit	87,456	41.1%	75,024	40.6%

Operating Expenses:
Selling, General and Administrative Expenses	27,652	13.0%	27,829	15.1%
Research and Development Expenses	7,603	3.6%	5,358	2.9%
Total Operating Expenses	35,255	16.6%	33,187	18.0%

Operating Profit	52,201	24.5%	41,837	22.7%

Other (Income)/Expenses:
Interest (Income)/Expense, Net	(9)		950
Other Expense/(Income), Net	214		(170)

Income Before Income Taxes	51,996	24.4%	41,057	22.2%

Provision for Income Taxes	16,341		13,239

Income from Continuing Operations	$35,655	16.7%	$27,818	15.1%

Loss from Discontinued Operations, Net of Tax	(579)		(162)

Net Income	$35,076	16.5%	$27,656	15.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.12		$0.89
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.01)
Net Income	$1.10		$0.88

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.09		$0.86
Loss from Discontinued Operations, Net of Tax	$(0.02)		$0.00
Net Income	$1.07		$0.86

Weighted Average Shares Outstanding
Basic	31,975		31,271
Diluted	32,848		32,309

CAMBREX CORPORATION
Consolidated Balance Sheets
As of June 30, 2016 and December 31, 2015
(in thousands)

	June 30,	December 31,
	2016	2015
Assets

Cash and Cash Equivalents	$52,473	$43,974
Trade Receivables, Net	67,692	90,920
Other Receivables	10,828	7,278
Inventories, Net	140,136	109,920
Prepaid Expenses and Other Current Assets	8,778	7,187
Total Current Assets	279,907	259,279

Property, Plant and Equipment, Net	204,178	186,487
Goodwill	32,552	32,063
Intangible Assets, Net	7,469	6,691
Deferred Income Taxes	9,446	19,259
Other Non-Current Assets	3,323	1,760

Total Assets	$536,875	$505,539

Liabilities and Stockholders' Equity

Accounts Payable	$36,639	$39,257
Deferred Revenue and Advance Payments	7,467	16,298
Accrued Expenses and Other Current Liabilities	36,608	44,247
Short-Term Debt	-	30,000
Total Current Liabilities	80,714	129,802

Advance Payments	39,000	-
Deferred Income Taxes	7,697	7,735
Accrued Pension Benefits	41,724	42,661
Other Non-Current Liabilities	14,689	14,506

Total Liabilities	$183,824	$194,704

Stockholders’ Equity	$353,051	$310,835

Total Liabilities and Stockholders’ Equity	$536,875	$505,539

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2016 and 2015
(in thousands)

	Second Quarter 2016	Second Quarter 2015

Operating Profit	$30,825	$29,164

Restructuring Expenses	154	-

Adjusted Operating Profit	30,979	29,164

Depreciation and Amortization	5,696	5,388

Adjusted EBITDA	$36,675	$34,552

	Six Months 2016	Six Months 2015

Operating Profit	$52,201	$41,837

Restructuring Expenses	444	-

Adjusted Operating Profit	52,645	41,837

Depreciation and Amortization	11,274	10,685

Adjusted EBITDA	$63,919	$52,522

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Six Months Ended June 30, 2016 and 2015
(in thousands)

	Second Quarter 2016		Second Quarter 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$20,810	$0.63	$19,450	$0.60

Restructuring Expenses	154	0.00	-	-
Stock-Based Compensation, Net of Tax [1]	1,146	0.03	862	0.03
Amortization of Purchased Intangibles	211	0.01	166	0.01

Adjusted Income from Continuing Operations [2]	$22,321	$0.68	$20,478	$0.63

	Six Months 2016		Six Months 2015
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$35,655	$1.09	$27,818	$0.86

Restructuring Expenses	444	0.01	-	-
Stock-Based Compensation, Net of Tax [1]	2,144	0.07	1,562	0.05
Amortization of Purchased Intangibles	387	0.01	335	0.01

Adjusted Income from Continuing Operations [2]	$38,630	$1.18	$29,715	$0.92

[1] Tax rate estimated at 35% for stock-based compensation.

[2] Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

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